PROSPECTUS	Pricing Supplement No. 4045
Dated June 17, 2004	Dated July 21, 2004
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated June 18, 2004	No. 333-100527 and 333-114095

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Floating Rate Notes)

Trade Date:	July 21, 2004
Settlement Date (Original Issue Date):	July 28, 2004
Maturity Date:	July 28, 2008
Principal Amount (in Specified Currency)	US$ 500,000,000
Price to Public (Issue Price):	100.00%
Agent's Discount or Commission:	0.200%
Net Proceeds to Issuer (in Specified Currency):	US$ 499,000,000
Interest Rate: Interest Calculation: ■ Regular Floating Rate  Inverse Floating Rate  Other Floating Rate
Interest Rate Basis:	LIBOR
Index Currency:	U.S. Dollars
Spread (Plus or Minus)	Plus .10%
Index Maturity:	Three Months
Spread Multiplier:	N/A
Index Maturity:	Quarterly
Maximum Interest Rate:	N/A
Minimum Interest Rate:	N/A
Interest Payment Period:	Quarterly
Interest Payment Dates:	Quarterly on each January 28th, April 28th, July 28th and October 28th of each year, commencing October 28, 2004.
Initial Interest Rate:	To be determined two London Business Days prior to the Original Issue Date based on three month USD LIBOR plus 10 basis points
Interest Reset Periods and Dates:	Quarterly on each Interest Payment Date
Interest Determination Dates:	Quarterly, two London Business Days prior to each Interest Reset Date.

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

(Floating Rate)
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Pricing Supplement No. 4045
Dated July 21, 2004
Rule 424(b)(3)-Registration Statement
No. 333-100527 and 333-114095

Clearance and Settlement:

DTC Only

X	DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under "Global Clearance and Settlement Procedures" in the accompanying Prospectus Supplement)

DTC and Euroclear/Clearstream, Luxembourg (as described under "Description of Notes General - Special Provisions Relating to Certain Foreign Currency Notes" in the accompanying Prospectus Supplement).

Euroclear and Clearstream, Luxembourg only

CUSIP No.: 36962GK29

ISIN: US 36962GK294

Common Code: 019763994

Repayment, Redemption and Acceleration

Optional Repayment Date(s): N/A

Initial Redemption Date: N/A

Initial Redemption Percentage: N/A

Annual Redemption Percentage Reduction: N/A

Modified Payment Upon Acceleration: N/A

Original Issue Discount:

Amount of OID: N/A

Yield to Maturity: N/A

Interest Accrual Date: N/A

Initial Accrual Period OID: N/A

Amortizing Notes:

Amortization Schedule: N/A

(Floating Rate)
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Pricing Supplement No. 4045
Dated July 21, 2004
Rule 424(b)(3)-Registration Statement
No. 333-100527 and 333-114095

Dual Currency Notes:

Face Amount Currency: N/A

Optional Payment Currency: N/A

Designated Exchange Rate: N/A

Option Value Calculation Agent: N/A

Option Election Date(s): N/A

Indexed Notes:

Currency Base Rate: N/A

Determination Agent: N/A

Listing:
Listed on the Luxembourg Exchange
X	Not Listed on the Luxembourg Exchange
Other Listing

Additional Information:

General.

At March 31, 2004, the Company had outstanding indebtedness totaling $294.277 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at March 31, 2004, excluding subordinated notes payable after one year was equal to $293.314 billion.

Consolidated Ratio of Earning to Fixed Charges.

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
		Year Ended December 31,			Three Months Ended March 31, 2004
1999	2000	2001	2002	2003
1.60	1.52	1.72	1.65	1.86	1.83

(Floating Rate)
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Pricing Supplement No. 4045
Dated July 21, 2004
Rule 424(b)(3)-Registration Statement
No. 333-100527 and 333-114095

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Plan of Distribution:

The Notes are being purchased by Citigroup Global Markets Inc. (the "Underwriter"), as principal, at 100.00% of the aggregate principal amount less an underwriting discount equal to 0.200% of the principal amount of the Notes.

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.